Exhibit 4.15

BROOKFIELD PROPERTY L.P.
SECOND AMENDMENT TO THE
SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
THIS AMENDMENT (the “Amendment”) to the Second Amended and Restated Limited Partnership Agreement dated August 8, 2013 (the “Agreement”) of Brookfield Property L.P. (the “Partnership”), as amended December 4, 2014, is dated July 1, 2015. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.
WHEREAS, the Managing General Partner desires to amend the Agreement, with respect to fees payable under the Agreement, as set out herein;
AND WHEREAS, pursuant to Sections 17.1 and 17.1.13 of the Agreement, subject to compliance with the requirements of the Limited Partnership Act and the Exempted Partnerships Act, the Managing General Partner, without the approval of any Limited Partner, may make amendments to the Agreement if those amendments, in the discretion of the Managing General Partner, do not adversely affect the Limited Partners considered as a whole (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect;
NOW THEREFORE,

1.	Amendments to Article 1

(a)	Section 1.1.39 is hereby deleted in its entirety and replaced with the following:
“Equity Enhancement Distribution” means, with respect to any Quarter, an amount equal to 0.3125% of the amount (if any) by which the Total Capitalization as of the last day of such Quarter exceeds the Initial Capitalization (such amount, the “Equity Enhancement Distribution Amount”), less:

(i)
first, all or such portion of any Creditable Operating Entity Payments paid or payable in relation to such Quarter that can be deducted without the Equity Enhancement Distribution becoming less than zero (such deducted amount being the “Applied Creditable Operating Entity Payment”), with the Residual Creditable Operating Entity Payment not being deducted at such time; and

(ii)
second, all or such portion of the Equity Enhancement Adjustment for such Quarter that can be deducted without the Equity Enhancement Distribution becoming less than zero (such deducted amount being the “Applied Equity Enhancement Adjustment”), with the Residual Equity Enhancement Adjustment not being deducted at such time;

(b)	Section 1.1.23 is hereby deleted in its entirety and replaced with the following:
“Fee Amount” means an amount equal to the greater of (a) 0.125% of the Total Capitalization as of the last day of such Quarter and (b) $12.5 million (as adjusted for inflation annually beginning on January 1, 2014, at the Inflation Factor);

(c)	Section 1.1 is hereby amended by adding the following definitions:
1.1.4.1        “Applied Creditable Operating Entity Payment” has the meaning given to such term in section 1.1.39;
1.1.55.1        “Applied Equity Enhancement Adjustment” has the meaning given to such term in section 1.1.39;
1.1.55.2        “Equity Enhancement Adjustment” means, with respect to any Quarter, the amount by which the Fee Amount for such Quarter exceed $12.5 million (as adjusted for inflation annually beginning on January 1, 2014, at the Inflation Factor (as defined in the Master Services Agreement);
1.1.110.1    “Residual Creditable Operating Entity Payment” means, for any Quarter, the amount of any Creditable Operating Entity Payments paid or payable in relation to such Quarter that were not deducted in calculating the Equity Enhancement Distribution;

Exhibit 4.15

1.1.110.2    “Residual Equity Enhancement Adjustment” means, for any Quarter, the Equity Enhancement Adjustment less the Applied Equity Enhancement Adjustment;

2.	This Amendment shall be effective upon the date first written above.

3.	This Amendment shall be governed by and construed in accordance with the laws of Bermuda.

4.	Except as modified herein, all terms and conditions of the Agreement shall remain in full force and effect.

5.	This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall be construed together as one agreement.

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Exhibit 4.15

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first above written.

MANAGING GENERAL PARTNER: BROOKFIELD PROPERTY L.P., by its general partner, BROOKFIELD PROPERTY PARTNERS LIMITED

By:	/s/ Jane Sheere
Name: Jane Sheere Title: Secretary

[Second Amendment to Second Amended and Restated Limited Partnership Agreement of BPLP]